Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ballantyne Strong, Inc.:

We consent to the use of our report dated March 23, 2010, with respect to the consolidated balance sheets of Ballantyne Strong, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule II, incorporated by reference herein.

/s/ KPMG LLP

Omaha, Nebraska

August 30, 2010